Exhibit No. 99.1

News Release

Contacts:	Media—AlanH. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors—Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

James L. Wainscott Elected Chairman of the Board of Directors of AK Steel

MIDDLETOWN, OH, October 20, 2005 – AK Steel (NYSE: AKS) announced today that James L. Wainscott, 48, president and CEO, has been elected chairman of the board of directors of AK Steel, effective January 1, 2006. Mr. Wainscott will continue to serve as the company’s president and CEO.

“Our board has the utmost confidence in Jim’s strategic leadership and he has our complete support,” said Robert H. Jenkins, the company’s current chairman. “Jim has directed the start of a significant turnaround of AK Steel, and he is intently focused on the remaining critical components to achieve sustained profitability.”

Mr. Wainscott was named acting president and CEO of AK Steel in September of 2003 following an executive management change. He was named to the posts on a full-time basis in October of 2003, as well as being elected a member of the board of directors. During his two-year tenure as president and CEO, the company has resolved longstanding disputes with key constituencies, including customers, labor unions, government agencies and environmental groups, even drawing praise from previously harsh critics of the company. AK Steel has also posted record safety performances, shipping levels, productivity, revenues and customer satisfaction marks in the last two years.

“First of all, I want to express my most sincere appreciation to Bob Jenkins for his outstanding leadership and guidance to me and this company as its first non-executive chairman. I am humbled to lead what I believe to be one of the greatest steel companies in the world,” said Mr. Wainscott. “It is an honor for me to have the opportunity to continue charting a path of improvement and growth that achieves our ultimate goal for AK Steel—sustained profitability. I thank our board, our management team and our employees for their support of that common goal.”

Mr. Wainscott joined AK Steel as vice president and treasurer in 1995. He was named chief financial officer in 1998 and senior vice president in 2000. He has been responsible for a number of administrative and operating functions, including finance, information technology, research, purchasing and transportation, quality and engineering.

Prior to joining AK Steel, Mr. Wainscott held a number of executive positions with the former National Steel Corporation, including treasurer and assistant secretary. Mr. Wainscott holds a bachelor’s degree in accounting from Ball State University, and a master of business administration degree from the University of Notre Dame. He is a member of the Business Roundtable and is a director of the American Iron and Steel Institute, the Specialty Steel Institute of North America and the Good Samaritan Hospital (Cincinnati) Foundation.

The board of directors also said Mr. Jenkins has been named lead director, effective January 1, 2006. Mr. Jenkins has been a member of AK Steel’s board of directors since 1996. He is the retired chairman, president and CEO of Sundstrand Corporation, an aerospace manufacturer that was merged with United Technologies Corporation in 1999. Mr. Jenkins was recently honored as an outstanding corporate director by Board Alert, an independent publication that reports news from corporate boardrooms. Mr. Jenkins currently also serves as a director of Clarcor Inc., Sentry Insurance and Solutia, Inc.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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